EDUCATION REALTY TRUST, INC.
AMENDMENT NO. 2 TO
AMENDED AND RESTATED BYLAWS

WHEREAS, Education Realty Trust, Inc., a Maryland corporation (the “Company”), has heretofore adopted Amended and Restated Bylaws of the Company, effective February 18, 2009, as amended by that certain Amendment No. 1 to Amended and Restated Bylaws, effective August 20, 2014 (the “Bylaws”);

WHEREAS, the Company desires to further amend the Bylaws in the manner set forth below;

NOW, THEREFORE, Article XIV of the Bylaws is hereby amended to read in its entirety as follows:

ARTICLE XIV
The Board of Directors shall have the power to adopt, alter or repeal any provision of these Bylaws and make new Bylaws; provided, however, that the stockholders may alter or repeal any provision of these Bylaws and adopt new Bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.
IN WITNESS WHEREOF, this Amendment No. 2 to the Amended and Restated Bylaws of the Company has been duly adopted by the Board of Directors of the Company as of this 1st day of March, 2017.

/s/ Elizabeth L. Keough
Name: Elizabeth L. Keough
Title: Secretary